Exhibit 99.1

PRESS RELEASE DATED JANUARY 21, 2004

Contact:
Cal Reed, Chairman & CEO	William Snyder, CFO
Tel: (510) 449-0100

Peak International Reports $0.07 Profit for Third Quarter

Revenues Increase 12% over Prior Quarter

Fremont, California, January 21, 2004. Peak International Limited (NASDAQ: PEAK) today reported a profit of $0.07 per share for its third quarter, and $0.02 for the nine months ended December 31, 2003. Net sales in the third quarter of fiscal 2004 were $17.0 million, up 12% compared to the third quarter of fiscal 2003 and up 12% compared to the second quarter of fiscal 2004. Net sales for the nine months ended December 31, 2003 were $47.3 million, up 13% as compared to $41.9 million recorded for the same period in fiscal 2003. Peak recorded a net profit of approximately $893,000 for the third quarter of fiscal 2004 as compared to a net profit of $342,000 for the same quarter last year. A net profit of $216,000 was recorded for the nine months ended December 31, 2003 as compared to a net loss of $13.4 million recorded for the nine months ended December 31, 2002, that included an asset impairment charge of $10.6 million. Profit per share on a diluted basis was $0.07 for the third quarter of fiscal 2004 as compared to a profit per share of $0.03 for the third quarter of fiscal 2003 and a loss per share of $0.05 for the second quarter of fiscal 2004. Profit per share on a diluted basis was $0.02 for the nine months ended December 31, 2003 as compared to a loss per share of $1.06 for the nine months ended December 31, 2002.

The sequential increase in net sales reflected an improvement in demand for most of the Company’s products, particularly semiconductor trays. Gross margin increased as a result of higher semiconductor tray sales, a more favorable pricing environment for carrier tapes, and fewer obsolete tool write-offs during the quarter. In the third quarter of fiscal 2004 the Company wrote off approximately $28,000 of obsolete molds used for the production of carrier tape compared to $430,000 in the prior quarter. Also, the loss from writing down the value of carrier tape was lower than in the prior quarter due to improved pricing trends.

Cal Reed, Peak’s Chairman and CEO said, “We participated in the semiconductor industry recovery in the quarter and returned to profitability. Demand for semiconductor trays increased over the prior quarter and pricing for trays firmed. Our carrier tape business also improved as volume grew and average selling prices increased for the first time in recent memory. Demand for tubes also increased. We are expanding our manufacturing capacity with the purchase of ten new injection molding machines to meet the anticipated demand for trays. We are looking forward to a strong semiconductor industry, favorable conditions for Peak and continued profitability.”

About Peak International Limited (NASDAQ: PEAK)

Peak International Limited is a leading low cost supplier of precision-engineered transport products for storage, transportation and automated handling of semiconductor devices and other electronic components. Peak employs approximately 2,300 people worldwide, directly and through its operating partner in Shenzhen, the PRC. Peak operates warehouses throughout the world and offers JIT services to leading semiconductor manufacturers and assemblers. Peak is a leading recycler of used plastic matrix trays operating worldwide under its SemiCycle trade name.

Earnings Call:

Peak will host a conference call discussing the Company’s third quarter results on Thursday, January 22, 2004 starting at 10:00 a.m. Eastern Time. A live webcast of the call will be available on the Investor section of the Company’s web site at www.peakf.com. For those unable to listen to the live webcast, a replay of the call will also be available on the Peak website, or by dialing 888-286-8010 in the USA or 617-801-6888 internationally and entering passcode 42392172.

Safe Harbor Statement

Except for historical information contained herein, the statements in this press release regarding Peak’s expansion of its manufacturing capacity and its anticipated future demand for semiconductor trays, Peak’s expectations regarding the strength of the semiconductor industry, and Peak’s beliefs about future favorable conditions for Peak, future sales and continued profitability are forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These and other forward looking statements are not guarantees of future results and are subject to risks and uncertainties, including among others, intellectual property rights of third parties, patent litigation in Taiwan, difficulties related to working in the PRC, including health issues and their potential effect on our factory and customers, market demand for the company’s products, increasing competition, issues related to costs of manufacturing, availability of new and recycled raw materials, the possible revaluation of the PRC currency, any future economic downturn, and other matters that could cause actual results to differ materially from the projections made herein. Additional risks are detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended March 31, 2003. Statements included in this press release are based on information known to the Company as of the date of this release, and the Company assumes no obligation to update information contained in this release.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands of United States Dollars, except share and per share data)

	Three Months Ended December 31,
	2003	2002
	(Unaudited)	(Unaudited)
Net Sales	$16,998	$15,115
Cost of Goods Sold	11,240	10,176

Gross Profit	5,758	4,939

Selling and Marketing	3,032	2,697
General and Administrative	1,645	1,687
Research and Development	68	36
Asset impairment	—	100

Profit from operations	1,013	419
Other (expense) income – net	(39)	53
Interest income	39	76

Profit before income taxes	1,013	548
Income tax expense	(120)	(206)

NET PROFIT	$893	$342

PROFIT PER SHARE
– Basic	$0.07	$0.03
– Diluted	$0.07	$0.03

Weighted Average Number of Shares Outstanding
– Basic	12,208,000	12,699,000
– Diluted	12,684,000	12,742,000

Consolidated Statements of Operations and Comprehensive Loss

(in thousands of United States Dollars, except share and per share data)

	Nine Months Ended December 31,
	2003	2002
	(Unaudited)	(Unaudited)
Net Sales	$47,284	$41,915
Cost of Goods Sold	33,191	31,301

Gross Profit	14,093	10,614

Selling and Marketing	8,624	7,447
General and Administrative	4,868	5,941
Research and Development	172	103
Asset Impairment	—	10,584

Profit (Loss) from operations	429	(13,461)
Other expense – net	(35)	(40)
Interest income	127	231

Profit (Loss) before income taxes	521	(13,270)
Income tax expense	(305)	(157)

NET PROFIT (LOSS)	$216	$(13,427)

PROFIT (LOSS) PER SHARE
– Basic	$0.02	$(1.06)
– Diluted	$0.02	$(1.06)

Weighted Average Number of Shares Outstanding
– Basic	12,208,000	12,689,000
– Diluted	12,590,000	12,689,000

Consolidated Balance Sheets

(in thousands of United States Dollars)

	December 31, 2003	March 31, 2003
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$23,608	$25,928
Accounts receivable - net of allowance for doubtful accounts of $228 at December 31, 2003 and $288 at March 31, 2003	12,314	10,848
Inventories	12,299	12,190
Other receivables, deposits and prepayments	1,128	923

Total current assets	49,349	49,889

Asset to be disposed of by sale	5,249	5,230
Property, plant and equipment – net	27,533	28,073
Land use right	769	781
Deposits for acquisition of property, plant and equipment	61	17
Income taxes receivable	4,435	3,732
Other deposit	302	301

TOTAL ASSETS	$87,698	$88,023

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable
- Trade	$4,198	$3,910
- Property, plant and equipment	88	31
Accrued payroll and employee benefits	1,618	1,139
Accrued other expenses	1,241	1,419
Income taxes payable	5,846	5,721

Total current liabilities	12,991	12,220

Deferred Income Taxes	1,737	1,547

Total Liabilities	14,728	13,767

Stockholders’ Equity:
Share capital	122	127
Additional paid-in capital	26,481	27,988
Retained earnings	47,470	47,254
Accumulated other comprehensive loss	(1,103)	(1,113)

Total stockholders’ equity	72,970	74,256

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$87,698	$88,023

Consolidated Statements of Cash Flows

(in thousands of United States Dollars)

	Nine Months Ended December 31,
	2003	2002
	(Unaudited)	(Unaudited)
Operating activities:
Net profit (loss)	$216	$(13,427)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	4,668	4,731
Deferred income taxes	190	(113)
Loss on disposal/write-off of property, plant and equipment	520	534
Allowance for doubtful accounts	(60)	54
Asset impairment	—	10,584
Changes in operating assets and liabilities:
Accounts receivable	(1,404)	(2,644)
Inventories	(109)	530
Other receivables, deposits and prepayments	(205)	328
Income taxes receivable	(686)	(2,914)
Other deposit	—	(300)
Accounts payable-trade	288	1,137
Accrued payroll, employee benefits and other expenses	301	545
Income taxes payable	145	254

Net cash provided by (used in) operating activities	3,864	(701)

Investing activities:
Acquisition of property, plant and equipment	(4,481)	(1,900)
Proceeds on disposal of property, plant and equipment	12	4
(Increase) decrease in deposits for acquisition of property, plant and equipment	(44)	20

Net cash used in investing activities	(4,513)	(1,876)

Financing activities:
Proceeds from issuance of common stock	904	189
Payment for repurchase of common stock	(2,416)	(38)

Net cash (used in) provided by financing activities	(1,512)	151

Net decrease in cash and cash equivalents	(2,161)	(2,426)
Cash and cash equivalents at beginning of period	25,928	29,217
Effects of exchange rate changes on cash and cash equivalents	(159)	(83)

Cash and cash equivalents at end of period	$23,608	$26,708

Supplemental cash flow information:
Cash paid during the period
Interest	$—	$—
Income taxes	693	2,930